Snap-on Incorporated                    NEWSRELEASE

                                        Release: IMMEDIATE

      Snap-on Incorporated Completes Acquisition of Sandvik Saws and Tools

KENOSHA, Wis.-- September 30, 1999 -- Snap-on Incorporated (NYSE: SNA) announced today it has completed the acquisition of the Sandvik Saws and Tools business, formerly an operating unit of Sandvik AB. The acquisition was accounted for as a purchase and is expected to be neutral to Snap-on's earnings per share in 1999 and accretive to earnings per share thereafter.

On April 22, 1999, Snap-on announced the signing of a definitive agreement to acquire Sandvik Saws and Tools for approximately US$400 million (SEK 3,300 million) in cash. The purchase includes all facilities, a number of brand names and trademarks, and certain other assets and liabilities. Sandvik Saws and Tools has been renamed Bahco Group AB.

"This addition represents an exciting complementary fit for Snap-on," said Robert A. Cornog, Snap-on chairman, president and chief executive officer. "We share a common focus on the professional tool user, and both companies are well-recognized for innovation and high-quality products. Together with Bahco, we increase scale and expand our position as one of the world's largest hand tool manufacturers. In addition, the combination creates a solid platform for growth on three continents." Snap-on's pro forma sales breakdown, including the acquisition, is 60 percent in the United States and 40 percent outside the United States.

"Snap-on has built a leadership position by providing value and quality to professional technicians who use tools on a daily basis," Cornog said. "With Bahco, we create a powerful worldwide combination capable of delivering, through multiple channels, value solutions to more segments of the professional tool industry, including two large applications--construction and electrical."

                                     -more-


Snap-on Incorporated
P.O. Box 1430 - Kenosha, WI 53141-1430 - 414-656-5200
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"We are  excited  about the  opportunities  our  united  strengths  bring to the marketplace," said Bahco president, Goran Gezelius. "Snap-on has a clear vision of the potential for this business, and we look forward to the benefits this combination creates."

The Bahco Group AB will continue to be based in Sandviken, Sweden. The group employs approximately 2,400 people. Of those, approximately 1,000 employees are in Sweden. Products are manufactured at 11 plants in Sweden, Germany, Portugal, France, England, the United States and Argentina. It had 1998 sales of US$325 million (SEK 2,700 million).

Snap-on Incorporated is a US$1.8 billion leading global developer, manufacturer, and marketer of tool and equipment solutions for professional technicians, motor service shop owners, specialty repair centers, original equipment manufacturers, and industrial tool users worldwide. Product lines include hand and power tools, diagnostics and shop equipment, tool storage products, diagnostics software, and other solutions for the automotive and industrial service industries.

Statements in this release that are not historical facts,  including  statements
(i) that include the word "expects," or words of similar importance with reference to the Corporation or management; (ii) specifically identified as forward-looking; or (iii) describing the Corporation's or management's future plans, objectives or goals, are forward-looking statements. The Corporation or its representatives may also make similar forward-looking statements from time to time orally or in writing. The Corporation cautions the reader that these statements are subject to risks, uncertainties or other factors that could cause (and in some cases have caused) actual results to differ materially from those described in any such statement. These important factors include risks associated with the Corporation's ability to integrate the acquisition. Other factors include the Corporation's ability to withstand external negative factors including changes in trade, monetary and fiscal policies, laws and regulations, or other activities of governments or their agencies; significant changes in the current competitive environment; inflation; currency fluctuations or the material worsening of the economic and political situation in Asia or other parts of the world. These factors may not constitute all factors that could cause actual results to differ materially from those discussed in any forward-looking statement. The Corporation operates in a continually changing business environment and new factors emerge from time to time. The Corporation cannot predict such factors nor can it assess the impact, if any, of such factors on the Corporation or its results. The Corporation disclaims any responsibility to update any forward-looking statement provided in this release.

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Media contact:                                       Investor relations contact:
Richard Secor                                        Bill Pfund
262/656-5561                                         262/656-6488
www.snapon.com